Credit Suisse Institutional Fund - Harbinger Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2005


Portfolio:			Credit Suisse Institutional
				Fund - Harbinger Portfolio


Security:			Symmetry Medical Inc.


Date Purchased:			12/09/04


Price Per Share:		$14.37


Shares Purchased
by the Portfolio *:		400


Total Principal Purchased
by the Portfolio *:		$5,748


% of Offering Purchased
by the Portfolio:		.005%


Broker:				Banc of Amer Sec LLC


Member:				Joint Lead